FOSTER WHEELER ANNOUNCES REGULATION FD DISCLOSURE

         HAMILTON, BERMUDA, July 31, 2002--Foster Wheeler Ltd. (NYSE:FWC) announced that in response to a question raised during the company's earnings conference call today, it was disclosed that under the terms of its proposed new senior secured credit facility, which the company expects to consummate in August 2002, the company will be required to continue to defer the dividend on its FW Preferred Capital Trust I - 9% Preferred Securities.


                                      # # #


Notes to Editor:

1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our World Wide Web site at www.fwc.com.
                                                      -----------

2.   Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, and increasing competition by foreign and domestic companies.

                                      # # #


MEDIA CONTACT:  Sherry Peske 908-730-4444
SHAREHOLDER CONTACT:  John Doyle 908-730-4270
OTHER INQUIRIES:  908-730-4000